PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q

                          MANAGEMENT ANALYSIS


          All of Registrant's railroad properties are on long-term lease to Norfolk and Western Railway Company for the fixed, unvarying amount of $915,000 cash rental per year. The lease also requires that additional, large amounts be recorded as non-cash rent income.

          With fixed revenue and expenses relatively constant, there is very little fluctuation in operating results between periods. In comparing the second quarter of 1998 with the preceding first quarter 1998 and the second quarter of 1997, revenues totaled $229,000, $229,000 and $229,000, respectively. Net income and income available for distribution was $204,000, $209,000 and $202,000, respectively.


PART II.  OTHER INFORMATION

Item 6.   Exhibits and Reports on Form 8-K

          None



                              SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PITTSBURGH & WEST VIRGINIA RAILROAD




      08/06/98                Herbert E. Jones, Jr.
       Date                   (Signature)
                              Chairman of the Board



      08/06/98                Robert A. Hamstead
       Date                   (Signature)
                              Secretary and Treasurer


August 06, 1997